Exhibit 10.4

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT TO LICENSE AGREEMENT (this "Amendment") is made as of July 10, 2014 by and among Hard Rock Hotel Licensing, Inc., a Florida corporation ("Licensor"), Premier Entertainment Biloxi LLC, a Delaware limited liability company ("Licensee"), and Twin River Management Group, Inc., a Delaware corporation ("Twin River").

RECITALS

WHEREAS, Licensor and Licensee are party to a certain License Agreement, dated as of May 16, 2003, as amended in the manner set forth on Exhibit A hereto (collectively, the "License Agreement");

WHEREAS, GAR, LLC, a Mississippi limited liability company ("GAR"), proposes to sell to Twin River all of the outstanding equity interests of Licensee pursuant to that certain Membership Interest Purchase Agreement, dated December 14, 2013 (the "Purchase Agreement"), by and among Twin River, GAR, Licensee and Leucadia National Corporation, a New York corporation; and

WHEREAS, the parties are desirous of amending the provisions of the License Agreement effective as of the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and undertakings set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

l.            DEFINITIONS

Except as otherwise specifically provided herein, all initially capitalized terms used herein without definition shall have the respective meanings set forth in the License Agreement.

2.           AMENDMENT

The License Agreement shall be amended as follows:

(a)    The definition of "Affiliate" shall be modified by adding the 101 lowing to the end of the definition:

"Notwithstanding the foregoing, for purposes of Section 17 and Section 21(Q) of this Agreement only, (i) "Affiliate" of any Person shall not include any Person that, directly or indirectly. owns less than 20% of the outstanding voting stock of such Person and (ii) a Person shall not be deemed to "control" another Person solely due to the fact that such first Person's representatives serve on the board of directors or other governing body of such other Person or are officers or "Voting Trustees" (as defined in the Voting Trust Agreement) of such other Person."

(b)   The definition of "HRC Competitor" shall be amended and replaced as follows:

""HRC Competitor" shall mean (a) a Planet Hollywood, Motown Cafe, House of Blues, Rainforest Cafe, Country Star, Harley Davidson Cafe, ESPNZone, TGI Fridays, Chili's, Applebee's, Houlihans or Bennigans; (b) a restaurant chain (i) operating under the same name in six or more Metropolitan Statistical Areas, (ii) with theme-related icons or memorabilia displayed throughout the premises in a museum or collection type manner, and (iii) which derives greater than ten percent (10%) of its gross revenues from the sales of merchandise; or (c) any American dining theme-restaurant whose primary business is the sale of hamburgers or bar b-que; provided that any Person that owns a restaurant described in this clause (c) and whose primary business is not the ownership or operation of a restaurant described in this clause (c) shall not be deemed an HRC Competitor for purposes of this clause (c)."

(c)    The definition of "Opening Date" shall be amended and replaced as follows:

""Opening Date" shall mean July 7, 2007."

(d)    Section 5(D) of the License Agreement shall be modified by adding the following to the end of such Section:

(v)         Notwithstanding anything in this Agreement to the contrary, Licensor acknowledges and agrees that any future financing by Licensee's parent Affiliates that does not involve the grant of a security interest in any of (i) the Project or the revenues generated therefrom, (ii) any equity interests in Licensee, (iii) any of the agreements listed in Exhibit C hereto, or (iv) any management agreement for the Project, shall not be subject to the provisions of this Section

(e)    Section 16 (C)(ii)(l) of the License Agreement shall be amended and replaced as follows:

(f)          Neither the prospective purchaser nor any of its Affiliates is an HRC Competitor or a Gaming Prohibited Person. "Gaming Prohibited Person" shall mean any Relevant Person (as defined below) that would reasonably be expected to result in any Governmental Authority in an Applicable Jurisdiction (as defined below) either (i) revoking a gaming license then held by Licensor or any of its Affiliates or (ii) failing to license or approve a gaming license of Licensor or any of its Affiliates.

"Relevant Person" means:

(i)          a Person who is identified by any Governmental Authority as "unsuitable" to be associated with a Gaming facility;

(ii)         a Person who has been denied a Gaming license in any jurisdiction as a result of an "unsuitability" or similar determination (for the avoidance of doubt, a Person shall not be deemed to be a "Gaming Prohibited Person" pursuant to the foregoing solely as a result of a Gaming license denial following a competitive bidding or similar process in which the Gaming license being pursued was not awarded to such Person, provided that such denial was not the result of an "unsuitability" or similar determination made by the applicable Governmental Authority); or

(iii)        a Person who has been subject to a suspension or revocation of a Gaming license in any jurisdiction; or

(iv)        any Person that Licensor reasonably determines based on the results of its Probity Investigation would reasonably be expected to result in any Governmental Authority in an Applicable Jurisdiction either (x) revoking a gaming license then held by Licensor or any of its Affiliates or (y) failing to license or approve a gaming license of Licensor or any of its Affiliates.

"Applicable Jurisdiction" means any jurisdiction (l) where Licensor or any of its Affiliates has a gaming license, (2) where Licensor or any of its Affiliates has an application for a gaming license pending, or (3) where a gaming license is otherwise available to Licensor or any its Affiliates and which is currently being actively pursued by Licensor or any of its Affiliates in good faith.

(f)    Section 16 of the License Agreement shall be modified by adding the following to the end of such Section:

(H)         Without limiting any of the rights and obligations of the parties set forth in Section 16(A) through (G) above, Licensee shall notify Licensor in writing of( l ) any proposed transfer (by operation of law or otherwise) of a direct or indirect equity interest in Licensee any direct or indirect parent of Licensee that would result in any Person "beneficially owning" (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934. as amended (the "Exchange Act")) five percent (5%) or greater of the voting stock of Licensee (other than pursuant to the consummation of the transactions contemplated by the Purchase Agreement or any Person who as of March 31, 2014 "beneficially owned" five percent (5%) or greater of the voting stock of Twin River Worldwide Holdings, Inc., a Delaware corporation ("Twin River Holdings")), or (2) any proposed appointment or replacement of any Voting Trustee under the Voting Trust Agreement (any such transaction, a "Reportable Transfer"). In connection with any Reportable Transfer, whether as a result of a single transaction or a series of related transactions, Licensor shall be entitled to conduct a background check on the prospective owner of such equity interest or Voting Trustee (a "Probity Investigation"). Licensor shall use commercially reasonable efforts to complete its Probity Investigation within 45 days following written notice from Licensee of the Reportable Transfer. If Licensor shall fail to notify Licensee of the results of its Probity Investigation within such 45-day period, then such Reportable Transfer shall be deemed to be disapproved and Licensee shall be entitled to deliver a second notice requesting approval of the Reportable Transfer by Licensor clearly stating that such notice is a second notice. If Licensor fails to respond to such second notice within fifteen (15) days after such second notice is given, then the Reportable Transfer shall be deemed approved by Licensor. Licensee shall reimburse Licensor for all reasonable out-of-pocket costs incurred by Licensor and its Affiliates in connection with the Probity Investigation. Each Reportable Transfer shall be subject to the prior written consent of Licensor, which consent may be withheld only if the proposed transferee or Voting Trustee is an HRC Competitor, an Affiliate of an HRC Competitor or a Gaming Prohibited Person. Notwithstanding anything to the contrary in Section 14(C) of this Agreement, if Licensor withholds its consent pursuant to this Section 16(H) or Section 16(C)(ii), Licensee may, within 30 days of Licensee's receipt of written notice from Licensor that it has so withheld its consent. terminate this Agreement in accordance with the provisions of Section 14(C) of this Agreement, including, without limitation, payment of the termination fee set forth therein.

(I)         Notwithstanding anything in Section 16(B), Section 16(C) or Section 16(E) to the contrary. the covenants and restrictions set forth in Section 1603). Section 16(C) (other than the provisions of Section 16(C)(ii)), and Section 16(E) above shall not apply to (i) the sale. assignment, transfer (by operation of law or otherwise) or other disposition directly or indirectly, of capital stock of Twin River Holdings or any direct or indirect parent of Twin River Holdings, or (ii) the appointment and/or replacement of "Voting Trustees" under the Voting Trust Agreement, dated as of the date of this Amendment (the "Voting Trust Agreement"), by and among Twin River Worldwide Holdings. Inc.. Twin River and the Voting Trustees specified therein: provided that any 4 transaction referred in to clause (i) or (ii) of this Section 16(1) shall be subject to the provisions of Section 16(C)(ii) and Section 16(H) of this Agreement."

(g)    Section 17(A)(iii) of the License Agreement shall be amended by adding the following to the end of such Section:

", during the term of this Agreement and for a period of five (5) years after the expiration or earlier termination of this Agreement."

(h)    Section 23 of the License Agreement shall be amended and restated as follows:

SECTION 23. RESERVED

(i)    Section 24 of the License Agreement shall be amended and restated in the form attached hereto as Exhibit A.

(j)    Section 25 of the License Agreement shall be amended and restated as follows:

SECTION 25. RESERVED

2.           COVENANT OF TWIN RIVER

By signing on the signature page hereto, Twin River hereby agrees, from and after the Closing (as defined in the Purchase Agreement), to cause Licensee to perform all of its obligations under the License Agreement.

4.           GENERAL PROVISIONS

(a)    Effectiveness. In the event the Closing (as defined in the Purchase Agreement) does not occur, this Amendment shall be void and shall have no further force and effect. Except as amended by this Amendment, the terms and provisions of the License Agreement shall remain unchanged and are in all other respects ratified and confirmed and remain in full force and effect to the extent provided therein. On or after the effective date hereof, each reference in the License Agreement to "Agreement" or to "hereof' or words of like import. and each reference in any associated agreement, instrument or document to the "License Agreement" or words of like import. shall, unless the context otherwise requires, be deemed to refer to the License Agreement as amended hereby.

(b)    Construction. The headings of the several sections and paragraphs hereof are tor convenience only and do not define, limit or construe the contents of such sections or paragraphs. Words of any gender or number herein shall include any other gender or number the context so requires. This Amendment may be executed in multiple counterparts, each of-which shall be deemed an original all purposes, but all of which shall constitute one and the same instrument.

(c)    Expenses. Each party shall be responsible for its own expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment, including, without limitation, legal and auditing expenses, except as provided in the letter agreement between the parties dated March 3, 2014.

(d)     Entire Agreement. This Amendment, and any agreements executed concurrently herewith, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any and all prior agreements or understandings between the parties, whether oral or written.

(e)    Fair Construction. This Amendment shall be construed without regard to which party initiated the drafting process or proposed or drafted particular language.

(f)    Third Parties. Except as otherwise expressly provided herein, nothing in this Amendment is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto.

(g)     Applicable Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada, without reference to the principles of comity or conflicts of law thereof.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

HARD ROCK HOTEL LICENSING, INC.

By:	/s/ Jay Wolszczak
Name:	Jay Wolszczak
Title:	Vice President/Secretary

PREMIER ENTERTAINMENT BILOXI LLC

By:
Name:
Title:

TWIN RIVER MANAGEMENT GROUP, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

HARD ROCK HOTEL LICENSING, INC.

By:
Name:
Title:

PREMIER ENTERTAINMENT BILOXI LLC

By:	/s/ Craig L. Eaton
Name:	Craig L. Eaton
Title:	Senior Vice President and Secretary

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Craig L. Eaton
Name:	Craig L. Eaton
Title:	Senior Vice President and Secretary

[Second Amendment to License Agreement – Signature Page]

EXHIBIT B
TO SECOND AMENDMENT TO LICENSE AGREEMENT

SECTION 24. SECURED PARTY RIGHTS.

(A)         Right to Pledge. Provided Licensee has acted in strict compliance with this Section 24, Licensee may encumber, pledge, or convey its interests in this Agreement by way of a security agreement, a pledge and/or a collateral assignment (collectively, a "Pledge") to secure the payment of a loan or loans (plus related interest, costs, fees, expenses and other amounts) obtained by Licensee (or its direct or indirect parent) and secured by the Project which loan or financing is provided by an Institution or another entity that is approved by Licensor in its reasonable discretion, or the lender(s) which are represented by an Institution acting as trustee or collateral agent (the "Secured Party"). The term "Institution" as used in this Section 24 shall refer to a savings bank, savings and loan association, commercial bank, trust company, credit union, insurance company, college, university, real estate investment trust or pension fund and shall also include other institutions which act as administrative agents, collateral agents or trustees and/or similar functions in the ordinary course of their business, and which have assets in excess of fifty million dollars ($50,000,000.00) at the time the Pledge is made. If Licensee shall have Pledged its interest in this Agreement and the Secured Party has been approved by Licensor, thereafter the Secured Party shall not subsequently assign, transfer, convey or sell participations in such Pledge to any Person other than an Institution, without the prior written consent of Licensor, which consent shall not be unreasonably withheld.

(B)         Pledge Not a Subordination. If Licensee shall have Pledged its interest in this Agreement in compliance with this Section 24, the Pledge shall not cause, result in or in any way be deemed a subordination of Licensor's rights in this Agreement to the rights of the Secured Party. Without limiting the foregoing, the Fees payable to Licensor hereunder shall not be subordinate to any amounts payable by Licensee to any Secured Party, nor shall any such Pledge determine the priority of any payments by Licensee. The loan agreement, credit agreement, bond indenture or other similar agreement creating the obligation of Licensee to pay the Secured Party (the "Indenture") shall provide that, until such time as the Secured Party institutes an action to foreclose the Pledge in accordance herewith or Licensee or the borrower or issuer under such Indenture becomes (either voluntarily or involuntarily) subject to a bankruptcy, revenues from operation of the Project shall be used first to satisfy the obligations of Licensee hereunder to Licensor before payment of any other obligation (including any obligation to the Secured Party) of the Licensee.

(C)         Notice of Breaches to Secured Parties. In the event Licensor gives written notice to Licensee of a breach of its obligations under this Agreement, Licensor shall forthwith furnish a copy of the notice to each Secured Party that has been identified by written notice to Licensor by Licensee. To facilitate the operation of this Section, Licensee shall at all times keep Licensor provided with an up-to-date list of Secured Parties.

(D)         Secured Part May Cure Breach of Licensee.

(i)          In the event that Licensee receives notice from Licensor of a breach by Licensee of any of its monetary obligations under this Agreement, and such breach is not cured by Licensee pursuant to the provisions of this Agreement, Licensor shall not terminate this Agreement in connection with such default except as provided in this Section 24(D) (but shall be entitled to avail itself of all other remedies provided to Licensor hereunder), and Licensor shall, in addition to the notice provided in Section 24(C) hereof, give notice of the monetary failure to cure on the part of the Licensee to the Secured Party at the expiration of the period within which Licensee may cure as set forth in this Agreement. Then, the Secured Party may proceed to cure any such failure within sixty (60) days after receipt of the additional notice herein set forth. If the Secured Party fails to cure such monetary default within such sixty (60) day period, Licensor shall be entitled to exercise all rights and remedies for such monetary default as provided herein (including, but not limited to, the right to terminate this Agreement), without the necessity to provide any further notice or cure period whatsoever.

(ii)         In the event that Licensee receives notice from Licensor of a nonmonetary breach by Licensee of any of its obligations under this Agreement, and such breach is not cured by Licensee pursuant to the provisions of this Agreement, Licensor shall not terminate this Agreement in connection with such default except as provided in this Section 24(D) (but shall be entitled to avail itself of all other remedies provided to Licensor hereunder), and Licensor shall, in addition to the notice provided in Section 24(C) hereof, give notice of the failure to cure on the part of Licensee to the Secured Party at the expiration of the period within which Licensee may cure as set forth in this Agreement ("Licensor's Notice"). Thereafter, the Secured Party may, by providing written notice of its intention to cure any such non-monetary default to Licensor within sixty (60) days after receipt of the Licensor's Notice, proceed to cure any such non-monetary default. In the event the Secured Party elects to proceed to cure such nonmonetary default, the Secured Party shall complete such cure within sixty (60) days after the date of receipt of the Licensor's Notice; provided, however, if (l) the non-monetary default cannot reasonably be cured within such sixty (60) day period, (2) the Secured Party materially commences cure of such non-monetary default within such sixty (60) day period, and (3) after commencing efforts to cure such non-monetary default, diligently and in good faith pursues same to completions then such sixty (60) day period shall he extended to a reasonable amount of lime to exceed one hundred (100) total days from the Licensor's Notice) to cure such non-monetary default; provided, further, if:

(a)          the Secured Party shall have commenced to use and thereafter diligently continues to use its commercially reasonable efforts to cure such default. including, but not limited by seeking appointment of receiver. exercising legal self-help rights, or obtaining access to the property by other commercially reasonable means to cure such default, as a result of the nature of such default, if such default is not reasonably susceptible of being cured without the Secured Party obtaining possession of the Project by institution of a foreclosure proceeding (any such default, a "Possessory Defaults");

(b)          unless it is enjoined or stayed, the Secured Party takes steps to acquire or sell Licensee's interest in the Project by foreclosure or other appropriate means and diligently prosecutes the same 10 completion; and

(c)          before the expiration of such sixty (60) day period, the Secured Party provides notice of such Possessory Default to Licensor, an explanation of the efforts undertaken by the Secured Party to cure such default without first instituting foreclosure proceedings and the reasons such efforts failed;

then such sixty (60) day cure period shall be extended for such reasonable amount of time (not to exceed eighteen (18) total months from the Licensor's Notice) necessary for the Secured Party to obtain possession of the Project and cure such non-monetary default. If the Secured Party fails to cure such non-monetary default within such sixty (60) day period (as extended as permitted in the previous sentence, if applicable), Licensor shall be entitled to exercise all rights and remedies for such non-monetary default as provided herein (including, but not limited to, termination of this Agreement), without the necessity to provide any further notice or cure period whatsoever. The Secured Party shall not be required to continue such foreclosure proceeding after the default has been cured, and if the default shall be cured and the Secured Party shall discontinue such foreclosure proceedings, this Agreement shall continue in full force and effect as if Licensee had timely cured the default under this Agreement.

(iii)        Except as expressly provided in Section 24(D)(ii) with respect to extension of the cure periods, the commencement and/or prosecution of foreclosure proceedings shall not be deemed to abate, toll, extend or otherwise modify the cure rights of the Secured Party set forth in this Section 24(D).

(E)         Rights and Duties of Secured Party . Unless and until such time as a Secured Party shall have undertaken a foreclosure of its Pledge or security interest pursuant to Section 24(F). Secured Party shall neither be deemed to be Licensee hereunder nor be obliged to perform or observe any of the covenants, terms or conditions of this Agreement on the: part of Licensee to be performed or observed, nor be in anyway obligated to complete the improvements to be constructed accordance with this Agreement, nor, shall it guarantee the completion of improvements as hereinbefore required of Licensee, whether as a result of (i) its having become a Secured Party or (ii) its performance of any of the covenants, terms or conditions on the part of Licensee to be performed or observed under this Agreement. Notwithstanding the foregoing, if a Secured Party exercises its rights provided in Section hereof, such Secured Party shall be subject to the obligation Licensee as set forth herein, but solely with respect to the activities undertaken by such Secured Party in order to cure the non-monetary breach.

(F)         Foreclosure. Provided each of the conditions set forth below has been satisfied to the reasonable satisfaction of Licensor, any Secured Party shall have the right and power to exercise its rights under a Pledge and either obtain title to the Project or sell the same (in foreclosure or by other means in lieu thereof) to a Purchaser (as hereinafter defined), and in each case, Sections 16(B) through and including Section 16(I) shall not apply to such sale or other transfer. In the event that a Secured Party desires to effect a transfer of title to the Project in foreclosure or by deed in lieu thereof, then upon satisfaction of each of the following conditions, the Purchaser shall become the Licensee and be subject to this Agreement to the same extent as Licensee:

(i)          all of Licensee's accrued monetary obligations to Licensor shall have been satisfied and no uncured default of any such obligations shall exist prior to commencement of foreclosure proceedings and at all times from commencement of such foreclosure proceedings until the transfer of the Project;

(ii)         upon expiration of the applicable cure periods set forth in Section 24(D) hereof, (a) all of Licensee's non-monetary obligations to Licensor shall have been satisfied, and (b) no default of any such obligations shall exist;

(iii)        the Purchaser shall have entered into a written assumption agreement (conditioned upon such Person succeeding to Licensee's interest in this Agreement), in a form reasonably satisfactory to Licensor, assuming and agreeing to discharge all of Licensee's obligations under this Agreement arising from and after such assumption as hereinafter provided;

(iv)        in connection with its foreclosure of the Pledge, the Secured Party shall simultaneously conclude its foreclosure of all or substantially all (subject to Section 24(H)(ii) hereof) other collateral consisting of the Project, including, but not limited to, its interest under all mortgages of the Project, and any collateral assignment of the Hard Rock Leases and the Memorabilia Lease;

(v)         the Purchaser shall expressly assume the landlord's obligations under the Hard Rock Leases and the lessee's obligations under the Memorabilia Lease; and

(vi)        the Secured Party shall reimburse Licensor for all of its costs and expenses Incurred in connection with the Pledge and the foreclosure of the Pledge,

(G)         Right to Terminate. In the event of a foreclosure and subsequent sale or deed-in-lieu of foreclosure to the Secured Party or another Person (the Person (including the Secured Party) so acquiring the Licensee-s interest in this Agreement being referred to herein as the "Purchaser"). Licensor shall have the right to terminate this Agreement, after providing written notice to the Purchaser but not an opportunity to cure, unless all of the following conditions are met:

(i)          the Purchaser meets all of the following criteria (any Purchaser meeting all of the following criteria shall be referred to herein as an "Approved Purchaser"):

(a)          the Purchaser has a net worth of at least ten million dollars ($10,000,000.00); and

(b)          none of the Purchaser, the "beneficial owners" (as determined pursuant to Rule 13d-3 of the Exchange Act) of five percent (5%) or greater of the voting securities of the Purchaser, the executive officers of Purchaser or any other controlling Persons of Purchaser, as appropriate, (i) is an HRC Competitor or (ii) is a Gaming Prohibited Person (assuming, for purposes of determining whether any such Person is a Gaming Prohibited Person, that each of Purchaser, such beneficial owners of Purchaser, the executive officers of Purchaser and any other controlling Persons of Purchaser, as applicable, is a "Person" for purposes of the definition of "Relevant Person" in the definition of Gaming Prohibited Person); and

(c)          the Purchaser possesses management ability and experience and a well-established reputation for quality management in the hotel/gaming industry as determined by Licensor in its reasonable discretion, or, within ninety (90) days after foreclosure of the Pledge, has entered into a contract for the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(Q) hereof, which is reasonably acceptable to Licensor.

(H)         Additional Rights and Obligations.

(i)          In the event that a Purchaser obtains title to the Project, such Purchaser may thereafter transfer title to the Project and the Licensee's interest in this Agreement solely in strict compliance with the requirements of Section 16 hereof.

(ii)         Notwithstanding any provision herein to the contrary, at all times during the term of this Agreement. the License. the lessee under the Memorabilia Lease, the landlord under the Hard Rock Leases and the of the Project shall at all times be the same Person or entity controlled by such Person.

(iii)        Within five (5) business days after receipt of a written request from the Secured Party, which request shall be accompanied by documentation reasonably necessary to prove qualification, Licensor shall provide written confirmation as to whether a proposed Purchaser qualifies as an Approved Purchaser in accordance with Section 24(G)(i) and 24(G)(ii).

(iv)        For the avoidance of doubt, in the event a Secured Party exercises its rights under Section 24(F) to foreclose any Pledge:

(a)          upon commencement of foreclosure proceedings by a Secured Party, Licensee hereby releases Licensor of and from any and all claims against Licensor and its officers, directors, shareholder, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances, arising from or related to this Agreement;

(b)          Licensee shall remain liable for all of the obligations to Licensor in connection with the Hotel/Casino prior to the effective date of the transfer of its interest in this Agreement; and

(c)          Licensee shall remain obligated under the covenants against competition of this Agreement.

(v)         At all times following foreclosure of the Pledge, Licensor shall have approved, which approval shall not be unreasonably withheld, any Management Company or management personnel employed by the Approved Purchaser as provided in Section 7 of this Agreement.

(vi)        The Indenture shall contain a provision permitting the appointment of a receiver in the event of an event of default under the Indenture and such receiver shall be authorized to cure all defaults of Licensee under this Agreement. The receiver shall be subject to the approval of Licensor, which approval shall not be unreasonably withheld, condition or delayed.

(vii)       If Licensee requests that Licensor execute an instrument consenting to a Pledge that is permitted under this Section 24, then Licensor shall execute and deliver such an instrument if it is consistent with the terms of this Section 24, does not adversely affect Licensor's rights or obligations under this Section 24 and is reasonably acceptable to Licensor.

(I)         New Agreement

(i)          In the event of an election by Licensee under Title 11 U.S.C. § 365 (as amended or replaced) to reject or terminate this Agreement (each such rejection or termination in bankruptcy being referred to herein a "Rejection"), Licensor shall provide each Secured Party that has been identified by written notice to Licensor by Licensee with a statement of all sums which would at that lime be due under this Agreement but for such Rejection, and of all other defaults if then known to Licensor. Licensor agrees to enter Into a New Agreement ("New Agreement") with such Secured Party or an Approved Purchaser for the remainder of the term of this Agreement, effective as of the date of Rejection and upon the terms, covenants and conditions (including all options to extend the Term of this Agreement. but excluding requirements which have already been completely fulfilled) of this Agreement: provided:

(a)          Such Secured Party or Approved Purchaser shall make written request upon Licensor such New Agreement within thirty (30) days after later of (A) the date this Agreement is Rejected, and (B) the date such Secured Party or Approved Purchaser acquires the Project and Licensee's interest in this Agreement, if any, by foreclosure, assignment in lieu of foreclosure or other appropriate means; provided, however, that in any event such written request must be given within eighteen (18) months after the earlier of (x) the Licensor's Notice, and (y) the date upon which Licensee filed (either voluntarily or involuntarily) bankruptcy.

(b)          Such Secured Party or the Approved Purchaser, as applicable, shall pay or cause to be paid to Licensor at the time of the execution and delivery of such New Agreement (A) any and all sums which would at the time of execution and delivery thereof be due pursuant to this Agreement but for such Rejection, (B) all reasonable expenses, including reasonable attorney's fees, which Licensor shall have incurred by reason of such Rejection and the execution and delivery of the New Agreement and which have not otherwise been received by Licensor from Licensee or other party in interest under Licensee, and (C) a new territory fee in an amount equal to $500,000.00, Adjusted for Inflation. In the event of a controversy as to the amount to be paid to Licensor pursuant to this subsection 24(I)(i)(b), the payment obligation shall be satisfied if Licensor shall be paid the amount not in controversy, and the Secured Party or the Approved Purchaser, as the case may be, shall agree to pay any additional sum ultimately determined to be due, plus interest at a rate per annum equal to the Interest Rate and such obligation shall be adequately secured.

(c)          Such Secured Party or the Approved Purchaser, as the case may be, shall agree to remedy any of Licensee's defaults of which said Secured Party was notified by Licensor's Notice of Termination and which are reasonably susceptible of being so cured (it being agreed upon by the parties that all monetary defaults shall be deemed reasonably susceptible of being so cured) by Secured Party or the Approved Purchaser, as the case may be.

(d)          The New Agreement is executed by the Secured Party or the Approved Purchaser, as the case may be, within ten (10) days after provision by such Person of the written request for the New Agreement.

(e)          Such Secured Party or Approved Purchaser possesses management ability and experience and a well-established reputation tar quality management in the hotel/gaming industry as determined by Licensor in its reasonable discretion, or, not more than thirty (30) days after execution of the New Agreement, has entered into a contract the management of the Project by a Person who possesses such ability, experience and reputation, in accordance with the standards set forth in Section 5(Q) hereof which is reasonably acceptable to Licensor.

(ii)         Subject to Section 24(D) hereof, at all times after an Event of Default and prior to entry of such New Agreement with the Secured Party or the Approved Purchaser, as the case may be, Licensor shall have the right to exercise any rights or remedies that it may have in connection with such default, including, but not limited to, any right it may have to cause the use of Licensed Rights and Hard Rock Marks at the Project to be discontinued.